                                                                      EXHIBIT 16

EXHIBIT 16: CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

     On February 5, 1997, the Registrant dismissed the firm of KPMG Peat Marwick, LLP (KPMG) as the Registrant's independent auditor, effective immediately. The Registrant then selected BDO Seidman, LLP (BDO) to act as the Company's independent auditor for the fiscal year ending December 31, 1996. The foregoing actions of the Registrant were ratified by its Board of Directors.

     The reports of KPMG on the Company's financial statements for the years ended December 31, 1994 and December 31, 1995, did not contain an adverse opinion or a disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles, except that the report for the year ended December 31, 1994, contained a "going concern" explanatory paragraph.

     During the two years ended December 31, 1995, and during the subsequent period from January 1, 1996 through February 5, 1997, there were no "Disagreements" (as such term is defined under the Federal Securities laws) with KPMG on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which Disagreements, if not resolved to the satisfaction of KPMG, would have caused that firm to make a reference to the subject matter of the Disagreements in connection with their report.

     During the two years ended December 31, 1995, and during the period from January 1, 1996 through February 5, 1997, the Registrant was not (i) advised by KPMG that the Registrant did not have internal controls necessary to develop reliable financial statements; (ii) advised by KPMG that it was no longer able to rely on management's representations or that it was unwilling to be associated with financial statements prepared by management; (iii) advised by KPMG of a need to expand the scope of its audit; or (iv) advised by KPMG that information had come to its attention that materially impacted the fairness or the reliability of any audit report or financial statement issued or to be issued, or caused them to be unwilling to rely on management's representations or be associated with the Registrant's financial statements (collectively "Reportable Events").

     During the year ended December 31, 1995, and the period from January 1, 1996 to January 31, 1997, neither the Registrant, nor anyone on its behalf, consulted BDO on (i) the application of accounting principles to a specified transaction, either completed or proposed; (ii) the type of audit opinion that might be rendered on the Registrant's financial statements; or (iii) any matter that was either the subject of a Disagreement or a Reportable Event.